UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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VISTAPRINT N.V.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
Vistaprint N.V. will hold an Extraordinary General Meeting of Shareholders:

on Thursday, June 30, 2011
at 5:30 p.m. Central European Time
at the offices of Stibbe
Strawinskylaan 2001
1077 ZZ Amsterdam
The Netherlands

MATTERS TO BE ACTED UPON AT THE EXTRAORDINARY GENERAL MEETING:

(1) Approve our 2011 Equity Incentive Plan;

(2) Appoint a member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(3) Appoint a second member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(4) Appoint a third member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(5) Appoint a fourth member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015; and

(6) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the extraordinary general meeting.

Shareholders of record at the close of business on June 2, 2011 are entitled to vote at the extraordinary general meeting. Your vote is important regardless of the number of Vistaprint ordinary shares you own. Whether or not you expect to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response will ensure that your shares are represented at the extraordinary general meeting. You can change your vote and revoke your proxy at any time before the polls close at the extraordinary general meeting by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the extraordinary general meeting.

By order of the Management Board,

Chairman of the Management Board, President and
  Chief Executive Officer
June [  ], 2011

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS to be held on June 30, 2011
EXPLANATORY NOTE ABOUT OUR CHANGE OF DOMICILE
INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 -- APPROVAL OF OUR 2011 EQUITY INCENTIVE PLAN
PROPOSALS 2 THROUGH 5 -- APPOINTMENT OF MEMBERS TO OUR MANAGEMENT BOARD
OTHER MATTERS
EXECUTIVE COMPENSATION (as of June 30, 2010)
SUMMARY COMPENSATION TABLES (as of June 30, 2010)
COMPENSATION OF SUPERVISORY BOARD MEMBERS (as of June 30, 2010)

VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
to be held on June 30, 2011

This proxy statement contains information about the Extraordinary General Meeting of Shareholders of Vistaprint N.V., which we refer to in this proxy statement as the meeting. We will hold the meeting on Thursday, June 30, 2011 at the offices of Stibbe, Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands. The meeting will begin at 5:30 p.m. Central European Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Vistaprint N.V. (which is also referred to as we, us or Vistaprint in this proxy statement) for use at the meeting and at any adjournment of the meeting.

We are first mailing the Notice of Extraordinary General Meeting and this proxy statement on or about June [  ], 2011.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General
Meeting of Shareholders:

This Proxy Statement is available for viewing, printing and downloading at http://proxy.ir.vistaprint.com. We will furnish without charge a copy of this proxy statement, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA or Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands. This proxy statement is also available on the SEC’s web site at www.sec.gov.

EXPLANATORY NOTE ABOUT OUR CHANGE OF DOMICILE

On August 31, 2009, we changed our domicile from Bermuda to the Netherlands. Before that date, Vistaprint Limited, the publicly traded parent entity of the Vistaprint group of companies, was a limited company incorporated and domiciled in Bermuda. On August 31, 2009, we closed a share exchange transaction, effected by way of a scheme of arrangement under Bermuda law, pursuant to which all common shares of Vistaprint Limited issued and outstanding immediately prior to the closing were exchanged for the same number of ordinary shares of Vistaprint N.V., a Dutch limited liability company with its registered seat in Venlo, the Netherlands. As a result of the closing of the share exchange transaction, Vistaprint Limited became a wholly owned subsidiary of Vistaprint N.V., and Vistaprint N.V. became the publicly traded parent entity of the Vistaprint group of companies.

Throughout this proxy statement, when we refer to Vistaprint during periods on or before August 31, 2009, we are referring to Vistaprint Limited, the Bermuda entity, and the Board of Directors of Vistaprint Limited. When we refer to Vistaprint during periods after August 31, 2009, including the current period, we are referring to Vistaprint N.V., the Dutch entity, and the Management Board and Supervisory Board of Vistaprint N.V. As part of the change of domicile, the members of the Board of Directors of Vistaprint Limited became the members of the Supervisory Board of Vistaprint N.V., other than Robert S. Keane. Mr. Keane and the three other executive officers at the time became members of the Management Board of Vistaprint N.V. Throughout this proxy statement, we sometimes refer to members of our Supervisory Board as our supervisory directors.

INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING AND VOTING

What is the purpose of the extraordinary general meeting?

At the meeting, our shareholders will consider and act upon the following matters:

(1) Approve our 2011 Equity Incentive Plan;

(2) Appoint a member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(3) Appoint a second member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(4) Appoint a third member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

(5) Appoint a fourth member to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015; and

(6) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board are not aware of any other business to be transacted at the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a shareholder of record according to the records of Computershare Trust Company, Inc., our transfer agent, at the close of business on June 2, 2011, which is the record date for the meeting. Shareholders of record at the close of business on June 2, 2011 are entitled to vote on each proposal at the meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is [          ].

How many votes do I have?

Each ordinary share of Vistaprint that you owned on the record date entitles you to one vote on each matter that is voted on at the meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the meeting.

How do I vote?

You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. If your ordinary shares are held in “street name” by a bank or brokerage firm, then you will need to follow the directions your bank or brokerage firm provides to you in order to vote your shares. Many banks and brokerage firms offer the option of voting by mail, over the Internet or by telephone, which will be explained in the vote instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our

Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 through 5.

If you attend the meeting in person, then you may also vote in person.

Can I change my vote after I have mailed my proxy card?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date and delivering the new proxy to our Corporate Secretary at Hudsonweg 8, 5928 LW Venlo, the Netherlands before the date of our meeting;

•	delivering to our Secretary written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the ordinary shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you.

If you wish to attend the meeting in person and your shares are held in street name, then you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on June 30, 2011. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one third of our outstanding ordinary shares must be represented at the meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement:

•	Proposal 1: This proposal requires the approval of a majority of votes cast at a meeting at which a quorum is present.

•	Proposals 2 through 5: In accordance with our articles of association, our Supervisory Board adopted unanimous resolutions to make binding nominations of candidates for managing director. Our shareholders may set aside these binding nominations for any of the candidates by a vote of at least two thirds of the votes cast at a meeting representing more than half of our share capital.

Dutch law and our articles of association provide that ordinary shares abstaining from voting will count as shares present at the meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the meeting. Shares will not be voted in favor of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes.

Who will count the votes?

The votes will be counted, tabulated and certified by Computershare Trust Company, Inc., our transfer agent.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote:

FOR the approval of our 2011 Equity Incentive Plan;

FOR the appointment of Katryn Blake as a member of our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

FOR the appointment of Donald Nelson as a member of our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015;

FOR the appointment of Nicholas Ruotolo as a member of our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015; and

FOR the appointment of Ernst Teunissen as a member of our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015.

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results within four business days after the meeting on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2011 annual general meeting?

Because we are a Dutch limited company whose ordinary shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate for supervisory director to be considered for election at our 2011 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2011 annual general meeting.

Under our Dutch articles of association, if you are interested in submitting a non-director proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2011 annual general meeting.

•	The number of ordinary shares you hold must equal at least the lesser of 1% of our issued share capital or the equivalent of €50 million in aggregate market value.

Under U.S. securities laws, if you wish to have a non-director proposal included in our proxy statement for the 2011 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the U.S. Securities Exchange Act of 1934, or the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our 2011 proxy statement, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than June 15, 2011.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

With a copy to:
General Counsel
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $7,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our supervisory directors, officers and selected other employees may also solicit proxies by mail, telephone, e-mail or by other means of communication. Supervisory directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy statement to you if you contact us at the following address or telephone number: Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in “street name,” or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of May 16, 2011 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of our Supervisory Board;

•	our named executives officers as of the end of our 2010 fiscal year, who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our supervisory directors and executive officers as a group.

		Percent of
	Number of	Ordinary
	Ordinary Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned(3)

5% Shareholders
Janus Capital Management LLC(4)	4,387,174	10.2%
151 Detroit Street Denver, CO 80206 USA
Manning & Napier Advisors, Inc.(5)	2,327,319	5.4
290 Woodcliff Drive Fairport, NY 14450 USA
Thomas W. Smith(6)	2,310,288	5.4
323 Railroad Avenue Greenwich, CT 06830 USA
Wells Fargo and Company(7)	2,397,500	5.6
420 Montgomery Street San Francisco, CA 94104 USA
Executive Officers, Supervisory Directors and Nominees
Robert S. Keane(8)	3,276,438	7.4
Vistaprint 34, boulevard Haussman 75007 Paris, France
Wendy M. Cebula(9)	65,650	*
Michael Giannetto(10)	7,521	*
Janet F. Holian(11)	50,712	*
John J. Gavin, Jr.(12)	40,202	*
Peter Gyenes(13)	21,952	*
George M. Overholser(14)	65,203	*
Louis R. Page(15)	214,004	*
Window to Wall Street 19 Miller Hill Road Dover, MA 02030 USA
Richard T. Riley(16)	53,166	*
Mark T. Thomas(17)	13,880	*
All executive officers and supervisory directors as a group (14 persons)(18)	3,919,672	8.7%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each supervisory director and executive officer listed is c/o Vistaprint, Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)	For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship. The number of ordinary shares beneficially owned by each person or entity included in the table above is determined under rules promulgated by the SEC. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of the date established for the purpose of determining ownership, including through the exercise of share options or through the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The percentage ownership for each shareholder on May 16, 2011 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 43,085,903, the number of ordinary shares outstanding on May 16, 2011, plus any shares issuable to the shareholder within 60 days after May 16, 2011 (i.e., July 15, 2011), including restricted share units that vest and share options that are exercisable on or before July 15, 2011.

(4)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on April 11, 2011.

(5)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on February 11, 2011.

(6)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on March 7, 2011.

(7)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on January 25, 2011.

(8)	Includes an aggregate of (i) 1,724,189 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane and/or members of his immediate family, or the Trusts, (ii) 81,381 shares held by a charitable entity established by Mr. Keane and his spouse, and (iii) 1,470,868 shares that the Trusts have the right to acquire under share options and restricted share units that vest on or before July 15, 2011. Trustees who are independent of Mr. Keane and/or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(9)	Includes 31,921 shares that Ms. Cebula has the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

(10)	Includes 2,000 shares that Mr. Giannetto has the right to acquire under share options and restricted share units that vest on or before July 15, 2011. Mr. Giannetto ceased to be an executive officer of Vistaprint effective March 1, 2011. He is included in this table because he was a named executive officer at the end of our 2010 fiscal year.

(11)	Includes 25,250 shares that Ms. Holian has the right to acquire under share options and restricted share units that vest on or before July 15, 2011. Ms. Holian ceased to be an executive officer of Vistaprint effective November 15, 2010. She is included in this table because she was a named executive officer at the end of our 2010 fiscal year.

(12)	Includes 26,702 shares that Mr. Gavin has the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

(13)	Includes 14,575 shares that Mr. Gyenes has the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

(14)	Includes 24,229 shares that Mr. Overholser has the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

(15)	Consists of (i) 186,838 shares held by Window to Wall Street, Inc., of which Mr. Page is President; (ii) 4,000 shares held in custodial accounts for the benefit of Mr. Page’s minor children; and (iii) 14,684 shares that Mr. Page has the right to acquire under share options and restricted share units that vest on or before July 15, 2011. Mr. Page disclaims beneficial ownership of the shares held by Window to Wall Street, Inc. and for the benefit of his minor children, except to the extent of his pecuniary interest therein.

(16)	Includes 44,684 shares that Mr. Riley has the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

(17)	Includes 2,500 shares owned by a family limited liability company of which Mr. Thomas is a manager and 3,477 shares that Mr. Thomas has the right to acquire under share options and restricted share units that vest on or before July 15, 2011. Mr. Thomas disclaims beneficial ownership of the shares held by the limited liability company except to the extent of his pecuniary interest therein.

(18)	Includes a total of 1,741,520 shares that the executive officers, supervisory directors and nominees have the right to acquire under share options and restricted share units that vest on or before July 15, 2011.

PROPOSAL 1 — APPROVAL OF OUR 2011 EQUITY INCENTIVE PLAN

On May 26, 2011, our Management Board with the approval of our Supervisory Board adopted our 2011 Equity Incentive Plan, or the 2011 Plan, subject to shareholder approval. If approved by our shareholders, the 2011 Plan will replace our current Amended and Restated 2005 Equity Incentive Plan, or 2005 Plan, and we will make no further awards under our 2005 Plan. However, we may issue under the 2011 Plan ordinary shares subject to awards currently outstanding under the 2005 Plan that expire, terminate or are otherwise surrendered, canceled or forfeited.

Why the 2011 Plan Is Important

We believe that the future success of Vistaprint depends in large part on our ability to attract, retain and motivate employees whose experience and ability are key to our achievement of our vision and goals. We face intense competition for talented employees, and we believe that our ability to offer equity awards helps us remain competitive. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Vistaprint. Moreover, equity incentives align the interests of the employees with the long-term interests of our shareholders. Therefore, we believe that the adoption of our 2011 Plan and authorization of shares for issuance thereunder is appropriate and in the best interests of our shareholders.

Our Grant Practices

We grant restricted share units instead of share options for the majority of our equity awards to employees because restricted share units enable us to issue fewer shares than we would issue under share options to deliver comparable value, which reduces our overhang and potential shareholder dilution. We describe the features of restricted share units below under “Description of our 2011 Plan.” As another means of reducing potential dilution, we have also created a cash-based long-term incentive program that has replaced a share-based compensation program for many of our employees.

Description of our 2011 Plan

The following summary of the 2011 Plan is qualified in its entirety by reference to the full copy of the 2011 Plan attached as Appendix A to the electronic copy of this proxy statement filed with the SEC. You may access the 2011 Plan by viewing our proxy statement on the SEC’s web site at www.sec.gov, or you may obtain a copy by sending a written request to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention:

Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA or Vistaprint N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands.

For purposes of this summary, when we refer to our Board, we mean our Supervisory Board or our Management Board, as permitted by applicable law in any particular instance.

Types of Awards; Authorized Number of Ordinary Shares and Share Counting

The 2011 Plan provides for the grant of incentive stock options, non-statutory share options, share appreciation rights, restricted shares, restricted share units and other share-based awards, to which we refer in this proxy statement collectively as awards. Subject to adjustment in the event of stock splits, stock dividends and other similar events, we may make awards under the 2011 Plan for up to 6,300,000 of our ordinary shares plus an additional number of ordinary shares equal to the number of ordinary shares subject to awards currently outstanding under the 2005 Plan that expire, terminate or are otherwise surrendered, canceled or forfeited. As of May 16, 2011, options to purchase 1,586,514 ordinary shares and unvested restricted share units covering 819,328 ordinary shares were outstanding under the 2005 Plan.

When we issue a restricted share award, restricted share unit award or other share-based award under the 2011 Plan, we will count the award against the ordinary shares reserved for issuance under the 2011 Plan as 1.56 ordinary shares for each ordinary share subject to such award. When we issue an option or share appreciation right under the 2011 Plan, we will count the award against the ordinary shares reserved for issuance under the 2011 Plan as one ordinary share for each ordinary share subject to such award. If a share that was subject to an award that was counted as 1.56 shares is returned to the 2011 Plan, whether such award was originally issued under the 2011 Plan or the 2005 Plan, the 2011 Plan’s share reserve and limits will be credited with 1.56 shares.

We will not add back to the number of ordinary shares available for the grant of awards under the 2011 Plan any ordinary shares that a participant in the plan delivers to Vistaprint (whether by actual delivery, attestation or net exercise) to (1) purchase ordinary shares upon the exercise of an award or (ii) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation). Similarly, ordinary shares that we may repurchase on the open market, whether using the proceeds from the exercise of awards or using other funds, do not increase the number of shares available for future grant of awards.

The maximum number of ordinary shares with respect to which we may grant awards to any one participant (including the members of the Management Board) under the 2011 Plan is 1,000,000 per fiscal year. For purposes of this limit, the combination of an option in tandem with a share appreciation right is treated as a single award. Also, we may grant incentive stock options covering a maximum of 6,300,000 shares in the aggregate.

Description of Awards

Incentive Stock Options and Non-statutory Share Options.  Optionees receive the right to purchase a specified number of ordinary shares at a specified option price and subject to such other terms and conditions as we specify in connection with the option grant. The exercise price of the options may not be less than 100% of the fair market value per share of our ordinary shares on the date the option is granted, unless our Board approves the grant of an option with an exercise price to be determined on a future date, in which case the exercise price may not be less than 100% of the fair market value on such future date. Options may not have a term in excess of ten years. The 2011 Plan allows optionees to pay the exercise price of options through the following forms of payment: (a) cash or check, (b) a “cashless exercise” through a broker, (c) subject to certain conditions, surrender of ordinary shares to Vistaprint, (d) in the case of non-statutory share options, by “net exercise,” (e) any other lawful consideration as our Board may determine, or (f) any combination of these forms of payment.

Share Appreciation Rights.  A share appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount of our ordinary shares or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of an ordinary share over the measurement price established pursuant to the applicable SAR agreement. The measurement price may not be less than 100% of the fair market value of our ordinary shares on the date the SAR is granted, unless the Board approves the grant of an SAR effective as of a future date, in which case the measurement price may not be less than 100% of the fair market value on such future date. SARs may be granted independently or in tandem with an option. SARs may not have a term in excess of ten years.

Restricted Share Awards.  A restricted share award entitles the recipient to acquire our ordinary shares subject to our right to repurchase all or some of the shares from the recipient if the conditions specified in the award are not satisfied before the end of the restriction period established for the award. Our Board determines the terms and conditions of restricted share awards, including the purchase price, if any.

Restricted Share Unit Awards.  A restricted share unit award entitles the recipient to receive ordinary shares or cash at the time the award vests pursuant to the terms and conditions that our Board determines.

Other Share-Based Awards.  We may grant under the 2011 Plan other awards that are based on our ordinary shares pursuant to the terms and conditions that our Board determines, including awards of our ordinary shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, ordinary shares or other property.

Performance Conditions.  We may grant restricted share awards, restricted share unit awards and other stock-based awards under the 2011 Plan that are subject to the achievement of specified performance goals designed to qualify for deduction under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Only a committee of our Supervisory Board solely comprising at least two directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Section 162(m) may make grants of performance awards to “covered employees” as defined under Section 162(m). The performance criteria for each performance award will be based on one or more of the following measures: increase in shareowner value; earnings per share; revenue; gross profit; operating expenses; net income; return on assets; return on shareowners’ equity; increase in cash flow; operating profit; revenue growth; return on capital; return on invested capital; earnings before interest, taxes, depreciation and amortization; operating income; or pre-tax operating income. These performance measures may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies. The committee may specify that such performance measures are adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures (a) may vary by participant and may be different for different awards; (b) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the committee; and (c) shall be set by the committee within the time period prescribed by, and otherwise comply with the requirements of, Section 162(m).

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of Vistaprint and its subsidiaries and of other business ventures in which Vistaprint has a controlling interest are eligible to be granted awards under the 2011 Plan. Under present law, however, incentive stock options may be granted only to employees of Vistaprint and its subsidiaries.

As of May 16, 2011, approximately 2,700 people were eligible to receive awards under the 2011 Plan, including our six executive officers and the six non-employee directors who serve on our Supervisory Board. The granting of awards under the 2011 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Transferability of Awards

A person who is granted an award under the 2011 Plan may not sell, assign, transfer, pledge or otherwise encumber such award, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option and awards subject to Section 409A of the Code, pursuant to a qualified domestic relations order. During the life of the participant, only the participant may exercise such award. However, the Board may permit or provide in an award for the gratuitous transfer of the award by the Participant without consideration, subject to any limitations that the Board deems appropriate.

Administration of the 2011 Plan

The Board administers the 2011 Plan and has the authority to grant awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the plan as it deems advisable. The Board may delegate any or all of its powers under the 2011 Plan to one or more committees or subcommittees of the Board, and the Board may also delegate to one or more of our officers the power to grant awards to Vistaprint employees or officers and to exercise such other powers under the 2011 Plan as the Board may determine.

Our Board, or any committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines (a) the number of ordinary shares covered by awards and the dates upon which such awards become exercisable, issuable or otherwise vest; (b) the exercise, measurement or purchase price of awards (which may not be less than 100% of the fair market value of our ordinary shares on the date of grant for options and SARs); (c) the duration of awards (which may not exceed ten years for options and SARs), and (d) the terms and conditions of such awards.

Adjustments for Changes in our Ordinary Shares and Certain Other Events

We are required to make equitable adjustments, in the manner determined by our Board, in connection with the 2011 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in our capitalization. The 2011 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) any merger or consolidation of Vistaprint with or into another entity as a result of which all of our ordinary shares are converted into or exchanged for the right to receive cash, securities or other property, or are canceled; (b) the transfer or disposition of all of our ordinary shares for cash, securities or other property pursuant to a share exchange or other transaction; or (c) any liquidation or dissolution of Vistaprint. In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any outstanding awards (other than restricted share awards) on such terms as our Board determines: (i) provide that the acquiring or succeeding corporation assume such awards or substitute substantially equivalent awards; (ii) provide that all of the participant’s unexercised awards will terminate immediately before the consummation of the Reorganization Event unless exercised by the participant; (iii) provide that outstanding awards become exercisable, realizable, or deliverable, or restrictions applicable to an award lapse, in whole or in part before or upon the Reorganization Event; (iv) in the event of a Reorganization Event under which holders of our ordinary shares will receive a cash payment for each ordinary share surrendered in the Reorganization Event, make or provide for a cash payment to participants with respect to each award held by a participant; (v) provide that, in connection with a liquidation or dissolution of Vistaprint, awards convert into the right to receive liquidation proceeds; and (vi) any combination of the above actions.

Acceleration

The Board may at any time provide that any award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part.

Substitute Awards

In connection with Vistaprint’s acquisition of another entity, the Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity, on such terms as the Board deems appropriate in the circumstances notwithstanding the 2011 Plan’s limitations on awards. Substitute awards do not count against the plan’s overall share limit, except as the Internal Revenue Code may require.

Repricings

Unless approved by our shareholders, we may not (1) amend any outstanding option or SAR granted under the 2011 Plan to provide an exercise or measurement price that is lower than the then-current exercise or measurement price of such option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2011 Plan) and grant in substitution for that option or SAR any new awards under the 2011 Plan (other than substitute awards granted in connection with a merger with another entity or acquisition of the property or stock of an entity) covering the same or a different number of shares and having an exercise or measurement price lower than the then-current exercise or measurement price of the canceled option or SAR, (3) cancel in exchange for a cash payment an option or SAR with an exercise price above the then-current fair market value of the shares, or (4) take any other action under the 2011 Plan that constitutes a repricing under the rules of the NASDAQ Stock Market.

Amendment and Termination

We may not grant any awards under the 2011 Plan after the expiration of 10 years from the date of shareholder approval of the plan, but previously granted awards may extend beyond that date. The Board may amend, suspend or terminate the 2011 Plan or any portion thereof at any time, subject to shareholder approval of certain amendments. We must obtain the approval of our shareholders for any amendment to the 2011 Plan (1) to the extent required by Section 162(m) of the Internal Revenue Code for amendments that will affect awards that are intended to comply with Section 162(m), (2) if required under the rules of the NASDAQ Stock Market, (3) for any material increase in the number of shares authorized under the 2011 Plan (other than pursuant to specified exceptions), (4) for any expansion of the types of awards that may be granted under the 2011 Plan, or (5) for any material expansion of the class of participants eligible to participate in the 2011 Plan.

If our shareholders do not approve the 2011 Plan, then the plan will not go into effect, and we will not grant any awards under the plan. In such an event, our Board will continue to grant awards under our 2005 Plan until that plan is exhausted and will consider what alternative arrangements to adopt based on its assessment of Vistaprint’s needs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2010 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information as of June 30, 2010

(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by shareholders(1)	2,858,500	$22.03	1,965,351	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,858,500	$22.03	1,965,351	(2)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, 2005 Plan and 2005 Non-Employee Directors’ Share Option Plan, as amended. Column (a) does not include an aggregate of 848,800 shares underlying restricted share units that were unvested as of June 30, 2010.

(2)	Includes 1,819,079 shares available for future awards under our 2005 Plan and 146,272 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2000-2002 Share Incentive Plan.

The following table provides information as of May 16, 2011 about the securities issued or authorized for future issuance under our equity compensation plans.

Updated Equity Compensation Plan Information as of May 16, 2011

(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by shareholders(1)	2,874,194	$24.72	1,081,362	(2)
Equity compensation plans not approved by shareholders	—	—	—

Total	2,874,194	$24.72	1,081,362	(2)

(1)	Consists of our Amended and Restated 2000-2002 Share Incentive Plan, 2005 Plan and 2005 Non-Employee Directors’ Share Option Plan, as amended. The weighted average remaining term of outstanding options as of May 16, 2011 is 5.67 years. Column (a) does not include an aggregate of 819,328 shares underlying restricted share units that were unvested as of May 16, 2011.

(2)	Includes 949,748 shares available for future awards under our 2005 Plan and 131,614 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2000-2002 Share Incentive Plan. If our shareholders approve our 2011 Equity Incentive Plan, then we will cancel all shares available for future awards under 2005 Plan and cease granting new awards under the 2005 Plan.

Market Price of Vistaprint’s Ordinary Shares

On May 16, 2011, the closing price of Vistaprint’s ordinary shares on the NASDAQ Stock Market was $50.86 per share.

United States Federal Income Tax Consequences

As required by SEC rules, we are providing a summary of the United States federal income tax consequences that will generally arise with respect to awards granted under the 2011 Plan. The following summary is based on the federal tax laws in effect as of the date of this proxy statement and assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Vistaprint or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Share Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the ordinary shares acquired under an incentive stock option if the sales proceeds exceed the exercise price. The type of income will depend on when the participant sells the shares. If a participant sells the shares more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the shares before satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long term if the participant has held the shares for more than one year and otherwise will be short term. If a participant sells the shares at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long term if the participant held the shares for more than one year and otherwise will be short term.

Non-statutory Share Options

A participant will not have income upon the grant of a non-statutory share option. A participant will have compensation income upon the exercise of a non-statutory share option equal to the value of the ordinary shares on the day the participant exercised the option less the exercise price. Upon sale of the ordinary shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the option was exercised. This capital gain or loss will be long term if the participant has held the shares for more than one year and otherwise will be short term.

Share Appreciation Rights

A participant will not have income upon the grant of an SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any ordinary shares received. Upon the sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the SAR was exercised. This capital gain or loss will be long term if the participant held the shares for more than one year and otherwise will be short term.

Restricted Share Awards

A participant will not have income upon the grant of restricted shares unless the participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the shares less the purchase price. Upon the sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the ordinary shares on the date of grant. If the participant does not make an 83(b) election, then when the shares vest the participant will have compensation income equal to the value of the shares on the vesting date less the purchase price. Upon the sale of the shares, the participant will have capital gain or loss equal to the sales proceeds less the value of the ordinary shares on the vesting date. Any capital gain or loss will be long term if the participant held the shares for more than one year and otherwise will be short term.

Restricted Share Units

A participant will not have income upon the grant of a restricted share unit and is not permitted to make an 83(b) election with respect to a restricted share unit award. When the restricted share unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the ordinary shares on the vesting date less the purchase price, if any. Upon the sale of the shares, the participant will have capital gain or loss equal to the sales proceeds less the value of the ordinary shares on the vesting date. Any capital gain or loss will be long term if the participant held the shares for more than one year and otherwise will be short term.

Other Share-Based Awards

The tax consequences associated with any other share-based award granted under the 2011 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying ordinary shares.

Tax Consequences to Vistaprint

There will be no tax consequences to Vistaprint except that Vistaprint will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

The Management Board and Supervisory Board recommend that you vote FOR the approval of our 2011 Equity Incentive Plan.

PROPOSALS 2 THROUGH 5 — APPOINTMENT OF MEMBERS TO OUR MANAGEMENT BOARD

We have a two-tiered board structure consisting of a Supervisory Board and a Management Board. The Supervisory Board consists of our independent, non-employee supervisory directors, and the Management Board consists of managing directors who are also our executive officers. The principal responsibility of the members of the Supervisory Board is to oversee the Management Board and its management of Vistaprint and, in so doing, serve the best interests of Vistaprint and its stakeholders. The Supervisory Board is accountable to our shareholders. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s aims and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis and addressing corporate social responsibility issues that are relevant to Vistaprint. The Management Board is accountable to the Supervisory Board and to our shareholders.

Our Management Board currently consists of two members whose terms end on the date of our annual general meeting of shareholders in 2013 and who are executive officers of Vistaprint: Robert S. Keane, our President, Chief Executive Officer and Chairman of the Management Board, and Wendy M. Cebula, our Chief Operating Officer. We recently appointed Katryn (“Trynka”) Blake (née Shineman), Donald Nelson, Nicholas Ruotolo and Ernst Teunissen as executive officers of Vistaprint, and we are asking our shareholders to elect these four new executive officers to our Management Board. You can find more information about each of them below.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Management Board. Dutch law also requires us to nominate at least two candidates for each open position and allows us to recommend that shareholders vote for one of the two candidates for each position. The candidate receiving the greater number of votes for each position will be appointed as a member of our Management Board.

In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted unanimous resolutions to make the following binding nominations:

1. For the first open position on our Management Board, the Supervisory Board has nominated Katryn Blake and Donald Nelson to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Ms. Blake for this position.

2. For the second open position, the Supervisory Board has nominated Donald Nelson and Nicholas Ruotolo to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Nelson for this position.

3. For the third open position, the Supervisory Board has nominated Nicholas Ruotolo and Ernst Teunissen to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Ruotolo for this position.

4. For the fourth open position, the Supervisory Board has nominated Ernst Teunissen and Wendy Cebula to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Teunissen for this position.

The persons named in the enclosed proxy card will vote to appoint Ms. Blake and Messrs. Nelson, Ruotolo and Teunissen as members of our Management Board unless you withhold authority to vote for the appointment of any or all nominees by marking the proxy card to that effect. Each of the nominees has indicated his or her willingness to serve if appointed.

KATRYN “TRYNKA” BLAKE (née Shineman), Chief Customer Officer and President, Vistaprint North America

Ms. Blake, age 37, has served as Chief Customer Officer since June 2011 and as President of Vistaprint’s North American business unit since November 2010. Prior to assuming her current roles, Ms. Blake served as Chief Marketing Officer of our North American business unit from April 2008 and in a variety of marketing positions since joining Vistaprint in March 2004 as Director, Strategic Partnerships. Before joining Vistaprint, she served as a director and senior manager for PreVision Marketing since 1996. Ms. Blake holds a Bachelor of Arts in psychology from Cornell University and a Masters of Business Administration degree from Columbia Business School.

DONALD NELSON, Chief Information Officer

Mr. Nelson, age 42, has served as our Chief Information Officer since May 2008. Mr. Nelson previously served as Senior Vice President of Capabilities Development from July 2006. Prior to joining Vistaprint, Mr. Nelson served as Chief Information Officer at Sapient, where he started in 1993 as a software engineer, then later as vice president before assuming the role of Chief Information Officer in 2001. Mr. Nelson received a Bachelor of Science in Computer Science from Gordon College.

NICHOLAS RUOTOLO, President, Vistaprint Europe

Mr. Ruotolo, age 46, has served as President of Vistaprint’s European business unit since November 2010. Prior to assuming his current role, Mr. Ruotolo was Chief Marketing Officer of our European business unit since September 2008. From June 2007 to September 2008, he was Senior Vice President, Sales & Analytics and was Vice President, Analytics when he joined the company in February 2005. Before joining Vistaprint, Mr. Ruotolo served as Vice President, Consulting Services at Enterprise Marketing Solutions, Inc. where he managed the company’s consulting division and launched eInsights, the company’s web analytics service. He also spent four years with the Home Shopping Network, where he held several executive positions in marketing ultimately becoming senior vice president/general manager of HSN.com. Mr. Ruotolo began his professional career at AT&T Labs as a business analyst supporting marketing initiatives across the company. He went on to hold senior management positions in strategic planning and marketing at AT&T Consumer Services. Mr. Ruotolo received a Bachelor of Science in Managerial Economics from Carnegie Mellon University.

ERNST TEUNISSEN, Executive Vice President and Chief Financial Officer

Mr. Teunissen, age 45, has served as our Executive Vice President and Chief Financial Officer since March 2011. From October 2009 through February 2011, Mr. Teunissen served as our Vice President of Strategy. Before joining Vistaprint, Mr. Teunissen was a founder and director of two corporate finance and management consultant firms: Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009. From August 1999 to February 2003, Mr. Teunissen

served as an executive director in Morgan Stanley’s Investment Banking Division in London. From February 1997 to July 1999, he was a senior associate director in Deutsche Bank’s Investment Banking Division in London and Singapore. Mr. Teunissen holds a Master of Business Administration degree from the University of Oregon and a Bachelor of Business Administration from Nijenrode University, The Netherlands School of Business.

There are no family relationships among any of the supervisory directors and executive officers of Vistaprint. No arrangements or understandings exist between any managing director or any person nominated for appointment as a managing director and any other person pursuant to which such person is to be selected as a managing director or nominee for appointment as a managing director.

The Management Board and Supervisory Board recommend that you vote FOR the appointment of Ms. Blake and Messrs. Nelson, Ruotolo and Teunissen as members of our Management Board.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

EXECUTIVE COMPENSATION
(as of June 30, 2010)

Compensation Discussion and Analysis

Overview and Context

Our success depends on our ability to attract and retain top talent, and to motivate that talent to achieve outstanding short- and long-term performance. We seek to build a strong leadership team that shares a compelling, common vision for our future, that is capable of leading the organization to achieve aggressive financial and operational targets, and that will identify and execute opportunities to profitably expand our business.

Our Compensation Committee oversees the compensation and perquisites programs of our executive officers identified in the Summary Compensation Table set forth below, to whom we refer as our named executive officers. The Compensation Committee advises and makes recommendations to the Supervisory Board with respect to Vistaprint’s compensation philosophy and programs and exercises oversight with respect to the payment of annual salaries, annual cash incentives, long-term equity and cash incentives and benefits to our named executive officers.

Compensation Philosophy, Guiding Principles and Background

Our compensation philosophy is based on the following guiding principles:

•	Enable us to attract and retain superior talent.

•	Provide desirable incentives to motivate people toward their highest performance.

•	Reward extraordinary performance with compensation that is correspondingly above peer averages. Conversely, provide mechanisms that result in compensation below peer averages in the absence of extraordinary performance.

•	Promote fair and equitable treatment relative to rewards, considering both internal and external comparisons.

•	Link the amount of variable compensation and an individual’s ability to influence performance outcomes.

•	Align executive and long-term shareholder interests by structuring compensation programs to reward long-term shareholder value creation and mitigate the focus on short-term share price and other near-term metrics.

•	Evaluate and refine all compensation programs in light of our strategic direction and life-cycle stage, the practices of peers and the overall affordability of compensation packages.

Compensation Committee Approach

Each year, the Compensation Committee conducts a review of our executive compensation program, which includes a review and detailed competitive analysis performed by an independent compensation consultant. The Compensation Committee engaged the firm DolmatConnell & Partners as its compensation consultant in fiscal year 2010 and manages the relationship with the firm. DolmatConnell provides competitive compensation analysis and recommendations to the Compensation Committee with respect to the compensation of our named executive officers and also provides competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of members of our senior management team who are not executive officers. DolmatConnell does not provide any services to Vistaprint other than compensation consulting services.

Under the Compensation Committee’s direction, DolmatConnell analyzed base salary, target total cash compensation, actual total cash compensation, long-term incentive compensation, target total direct compensation and actual total direct compensation of our named executive officers as compared to two peer groups of companies. DolmatConnell developed, with Compensation Committee oversight, a “primary” comparison peer group consisting of publicly traded firms that have characteristics that are currently comparable to Vistaprint or comparable to where Vistaprint expects to be in the near future: Annual revenue in the range of $600 million to $1.7 billion, in Vistaprint’s industry, and market capitalization between $1.6 billion and $4.2 billion. For fiscal 2010, the primary peer group consisted of 3Com, Akamai Technologies, Allscripts-Misys Healthcare Solutions, Cadence Design Systems, Compuware, Equinix, F5 Networks, IAC/InterActive, Monster Worldwide, Nuance Communications, Open Text, Parametric Technology, Quest Software, Rackspace Hosting, Sohu.com, Solera Holdings, Sybase, TANDBERG, TIBCO Software and VeriSign. In addition to publicly available compensation data about the primary peer group companies, DolmatConnell also uses published compensation surveys as an additional frame of reference to validate the primary peer group data.

DolmatConnell also developed a second “aspirational” comparison peer group assuming annual revenues, industry, and market capitalizations comparable to Vistaprint in the future if Vistaprint were to achieve its current business objectives. The Compensation Committee uses this aspirational peer group to help it forecast future compensation trends that may be applicable to us if we experience growth rates that are in line with our expectations.

In addition, DolmatConnell conducted a detailed equity utilization analysis for the Compensation Committee. This analysis compares the number of shares that Vistaprint grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with both our primary and aspirational peer group, to assist the Compensation Committee in gauging how Vistaprint’s practices of granting equity to its employees compares to our peer companies.

Based on its analysis of the compensation data of our primary and aspirational peer group companies and on Vistaprint’s compensation philosophy described above, DolmatConnell made recommendations to the Compensation Committee with respect to the compensation of our named executive officers. In determining the compensation of our executive officers for fiscal 2010, the Compensation Committee considered the competitive analysis and recommendations of DolmatConnell, as well as detailed tally sheets summarizing our officers’ current and historical compensation.

The Compensation Committee generally seeks to ensure that our executive compensation program is competitive to help us attract and retain superior talent. The Compensation Committee’s philosophy on competitive compensation is to base our named executive officers’ target total direct cash and equity compensation on the 70-80th percentile range of our primary peer group and then apply the Committee’s discretion to take into account a range of factors such as general economic conditions, the internal equity of compensation among our executives, each named executive officer’s role in the organization, his or her experience within the role and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining base salaries. In fiscal 2010, the total direct compensation of our named executive officers was within the 50th to 65th percentiles of our primary peer group. In determining the 2010 compensation levels, the Compensation Committee took into account the factors described above, with particular emphasis on a desire to limit the company’s expenses in an uncertain economy.

The Compensation Committee believes that our executive compensation program provides an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that the executive compensation program also reflects the desired caliber, level of experience and performance of our executive team.

Compensation Components for Executives

The principal elements of our executive compensation program for named executive officers are base salary, annual cash incentive and a long-term incentive program, or LTIP. The base salary and annual cash incentive components of the executive compensation program emphasize the realization of defined financial objectives in the then-current fiscal year, while the LTIP focuses on both the realization of defined longer term financial objectives and the creation of value for our shareholders as reflected in our share price. In fiscal 2010, the LTIP consisted of share options, restricted share units and long-term cash incentive awards. Named executive officers also participate in the standard health and welfare benefits applicable to our employees in their geographic home locations.

In accordance with our compensation philosophy, the Compensation Committee has established a pay-for-performance model for our named executive officers, with the total compensation package for fiscal 2010 weighted heavily toward performance-based compensation in the form of annual bonuses and LTIP. Our named executive officers have a significant portion of their compensation at risk through our annual cash incentive plan and the LTIP, both of which are based on financial goals that the Compensation Committee believes are highly challenging but achievable.

Annual Compensation

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities of all employees, including our named executive officers, and to provide a degree of financial stability. Under our pay for performance philosophy, the compensation of our employees at higher levels in the organization is generally more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation. Conversely, employees at lower levels in the organization generally receive more of their compensation in the form of base salary and less in the form of variable compensation.

The Compensation Committee established base salary compensation levels for named executive officers based on external market data and our overall compensation philosophy. To establish base salaries for fiscal 2010, the Committee reviewed DolmatConnell’s recommendations with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in the primary peer group. In addition to external market data, the Committee also considered the executive’s role in the organization, experience within the role, individual performance and internal equity in determining individual base salary levels. The Committee does not assign specific weights to particular factors but considers them together in determining base salaries.

Based on its review, the Compensation Committee determined the base salaries of our named executive officers as follows:

•	Mr. Keane’s base salary for fiscal 2010 increased approximately 5% from fiscal 2009 to align him to the 25th percentile of our primary peer group. For fiscal 2011, to further reinforce our pay for performance philosophy, we reallocated Mr. Keane’s compensation to reduce his base salary by 20% and proportionately increased his annual incentive compensation target, for which the actual compensation he receives will vary based on our performance with respect to constant currency revenue and earnings per share goals.

•	The base salaries of Ms. Cebula and Ms. Holian for fiscal 2010 increased modestly from fiscal 2009, by approximately 1%, to maintain their salaries at competitive rates.

•	Mr. Giannetto’s base salary for fiscal 2010 increased by approximately 16% from fiscal 2009 to bring his salary in line with the 40th percentile of our primary peer group.

You can find more information on our named executive officers’ salaries in the Summary Compensation Table below.

Annual Cash Incentive

The Compensation Committee grants annual cash incentive awards to our named executive officers, pursuant to annual award agreements under our Performance Incentive Plan for Covered Employees, to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year, typically constant currency revenue and earnings per share, or EPS. The Supervisory Board sets revenue and earnings per share goals annually as part of our comprehensive strategic planning and budgeting process, and the Compensation Committee believes these goals are highly challenging yet achievable. The Compensation Committee sets the executive officers’ target annual cash incentive levels based on its analysis of comparative data of our primary peer group and on our pay-for-performance philosophy. The Compensation Committee bases the annual cash incentives 50% on Vistaprint’s achievement of full-year constant currency revenue goals and 50% on Vistaprint’s achievement of full-year EPS goals determined by the Compensation Committee. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Vistaprint and its subsidiaries for the fiscal year, adjusted to use the same currency exchange rates as set forth in Vistaprint’s budget for the fiscal year. “Earnings per share” is defined as earnings per share, on a fully diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. generally accepted accounting principles with some exclusions for income or expenses relating to several specific unusual events.

As set forth in each annual award agreement with our named executive officers, the actual amount paid for the annual cash incentives for each fiscal year is calculated as follows:

•	The annual incentive payout is a percentage of the target award for each executive, listed in the table below, where the payout percentage equals (0.5 X Revenue Target Percentage^0.5 + 0.5 X EPS Target Percentage^0.5)^19.2. The Revenue Target Percentage and EPS Target Percentage are calculated by dividing the actual amounts for the fiscal year by the goals determined by the Supervisory Board and Compensation Committee.

•	If either Vistaprint’s actual constant currency revenue amount or actual EPS amount is less than 90% of the goal, then the annual payout would be zero even if the other goal is achieved.

•	The payout percentage is capped at a maximum of 250%.

Fiscal 2010 annual cash incentives

For fiscal 2010, our achievement of constant currency revenue of $652,800,000 and EPS of $1.494 against our constant currency revenue goal of $640,000,000 and our EPS goal of $1.40-1.46 (calculated using $1.43 as a target) resulted in an annual cash incentive payout of 135.7% of target levels to our named executive officers. The following table sets forth the target and actual bonus levels for our named executive officers that the Compensation Committee determined for fiscal 2010:

	Target Annual	Actual Annual
	Incentive	Incentive Paid
Name	($)	($)

Robert S. Keane	€330,610	€448,638
Wendy M. Cebula	$250,000	$339,250
Michael Giannetto	$215,000	$291,755
Janet F. Holian	$250,000	$339,250

Fiscal 2011 annual cash incentives

In September 2010, the Compensation Committee, with the approval of our Supervisory Board, granted an annual cash incentive award to each of our named executive officers for fiscal 2011. The following table sets forth the fiscal 2011 target incentive level that the Compensation Committee established for each executive officer. The actual amount that we pay to each officer will be determined by Vistaprint’s level of achievement of the constant currency revenue and EPS goals for fiscal 2011 determined by the Compensation Committee and could be as high as 250% of the amount listed below or as low as zero.

Target Annual
Incentive
Name	($)

Robert S. Keane	€396,732
Wendy M. Cebula	$265,000
Michael Giannetto	$240,000
Janet F. Holian	$265,000

Long-Term Incentive Program

Overview and Background

Our long-term incentive program, or LTIP, is the primary vehicle for focusing our executives and employees on long-term performance and aligning their interests with long-term value creation for the company and our shareholders. The Compensation Committee, with recommendations from DolmatConnell, determines the mix among our three long-term incentive vehicles — which are share options, restricted share units and long-term cash incentives — for our executives and employees.

Share Options and Restricted Share Units for Executives

Equity compensation is a significant portion of each named executive officer’s total compensation package. The Compensation Committee works with DolmatConnell to analyze the market practices of our primary peer group to determine competitive equity awards and to calculate the grant value that would result in target total direct cash and equity compensation in the 70-80th percentile range of our primary peer group. In addition, the Compensation Committee takes into account the internal equity of compensation among our officers, the officers’ past performance, the importance of retaining their services and the potential for their performance to help us attain long-term goals. The Committee does not assign specific weights to particular factors but considers them together in determining equity compensation.

In general, we grant equity compensation to our named executive officers in the form of share options and restricted share units that vest ratably over a four year period. The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating returns for our executives and employees as our share price increases. Because our share options and restricted share units vest over four years, these incentive vehicles also provide us with an important retention tool, as the equity grants vest only if the officer continues to be employed by us on each vest date. The exercise price of all share options we grant is 100% of the fair market value on the date of grant.

Restricted Share Units for Non-Executive Employees

We also grant restricted share units to our non-executive employees, based upon market practices for our industry, size and geographic locations. As with equity grants to our executives, our restricted share unit awards to our non-executive employees vest ratably over a four year period. These restricted share units are intended to align the employees’ interests with those of our shareholders and serve as a retention tool.

Timing of Equity Grants

We grant equity awards to our named executive officers annually in conjunction with our review of their individual performance and the independent consultant’s compensation study. The intent is to conduct this review at the regularly scheduled meeting of the Compensation Committee held in conjunction with the quarterly Supervisory Board meeting in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2010 were made at the May 2010 Compensation Committee meeting. Restricted share unit grants to employees who are not named executive officers are typically made during our first fiscal quarter after the conclusion of our performance review cycle in June of each year.

Long-Term Cash Incentive Compensation

For the first time in fiscal 2010, the Compensation Committee granted long-term cash incentive awards to our named executive officers pursuant to four-year award agreements under the Performance Incentive Plan for Covered Employees approved by our shareholders in November 2009. The Compensation Committee added long-term cash incentive awards to the mix of compensation received by our named executive officers in order to continue building on our pay-for-performance culture and philosophy, to enhance our ability to manage the number of shares available under our equity compensation plans, and to balance the focus on stock price appreciation created through equity awards with cash awards based on the achievement of financial metrics that are drivers of long-term company and shareholder value creation.

Each long-term cash incentive award under the plan has a performance cycle of four fiscal years, and each named executive officer is eligible to receive 25% of his or her total award for each fiscal year in the performance cycle. At the beginning of each performance cycle, the Compensation Committee develops performance goals for each fiscal year within that specific cycle. For the fiscal 2010 and 2011 long-term cash incentive awards, the Compensation Committee based the performance goals on Vistaprint’s achievement of EPS targets expressed as dollar values in the low, medium and upper ranges. The Compensation Committee uses the same definition of EPS for purposes of the long-term cash incentive awards as it does for the annual cash incentive awards described above. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year. Actual payout levels can range from 0% to 250% of target award depending on the year.

Fiscal 2010 long-term cash incentives

Under the long-term cash incentive awards we granted to our named executive officers in fiscal 2010, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS targets for each fiscal year. As set forth in the four-year award agreements with our executive officers, our low EPS target for fiscal 2010 was $1.33, our 2010 medium target was $1.43, and our 2010 upper target was $1.53. Because our actual EPS for fiscal 2010 was $1.494, which was between the medium and upper ranges of our EPS targets, we paid 119.2% of target levels to our executive officers based on the formula set forth in their agreements, as follows:

	Target Long-Term	Actual Long-Term
	Cash Incentive	Cash Incentive Paid
	for Fiscal 2010	for Fiscal 2010
Name	($)	($)

Robert S. Keane	$234,375	$279,375
Wendy M. Cebula	$140,000	$166,880
Michael Giannetto	$110,000	$131,120
Janet F. Holian	$140,000	$166,880

Fiscal 2011 long-term cash incentives

In September 2010, the Compensation Committee, with the approval of our Supervisory Board, granted a four-year cash incentive award to each of our named executive officers under which each executive is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS targets for each fiscal year. The following table sets forth the potential aggregate payments that our executive officers would be eligible to receive over four years under these long-term performance awards if we achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. The actual amount that we pay to each officer will be determined by Vistaprint’s level of achievement of the EPS goals for each fiscal year as determined by the Compensation Committee and could be higher than the amounts listed below or as low as zero.

Target Aggregate
Long-Term Cash
Incentive Amount
Name	($)

Robert S. Keane	$562,500
Wendy M. Cebula	$400,000
Michael Giannetto	$355,000
Janet F. Holian	$400,000

Benefit Programs

The Compensation Committee has specifically chosen to provide named executive officers with the same health and welfare benefits provided to other employees based in the same geographic location. The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits. As such, named executive officers have the opportunity to participate in the same medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans as those offered to all other employees based in the same geographic location. U.S. based employees may also participate in a 401(k) plan which provides a company match of up to 50% on the first 6% of the participant’s annual salary that is contributed, with company matching contributions vesting ratably over a four year period.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location.

We do, however, have arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries. In fiscal 2010, we paid a total of $160,486 in connection with Janet Holian’s expatriate assignment in our Barcelona office in her role of President of Vistaprint Europe, including rent, telephone and other utilities, real estate agency fees, transportation, local Spanish taxes and tax gross up amounts. In addition, Robert Keane, our Chief Executive Officer, moved to our Paris, France office from our Lexington, Massachusetts office, and we paid $38,986 during fiscal 2010 in reimbursement of relocation expenses. We paid these amounts for Ms. Holian and Mr. Keane in Euros and have converted them to U.S. dollars for reporting purposes of this proxy statement.

Executive Retention and Other Agreements

We have entered into amended and restated executive retention agreements, or retention agreements, with Messrs. Keane and Giannetto, Ms. Cebula and Ms. Holian. Under the retention agreements, if we terminate a named executive officer’s employment without cause (as defined in the retention agreements) or the executive terminates his or her employment for good reason (as defined in the retention agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the retention agreements), then the executive is entitled to receive:

•	A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of Ms. Cebula, Mr. Giannetto and Ms. Holian. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•	With respect to any outstanding annual incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year.

•	With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period.

•	The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other three named executive officers.

The retention agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each named executive officer will accelerate and become fully vested; each executive’s multi-year incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year.

In addition, if after a change in control Vistaprint’s successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the retention agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards) resulting from a change in ownership or control of Vistaprint, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Vistaprint, assuming that a termination or change in control took place on June 30, 2010.

		Accelerated	Accelerated
		Vesting of	Vesting of		Tax
	Cash	Share	Restricted	Welfare	Gross Up
	Payment	Options	Share Units	Benefits	Payment	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert S. Keane
• Termination Without Cause or With Good Reason	2,078,771	—	—	24,008	—	2,102,779
• Change in Control	703,125	4,108,246	2,477,316	—	—	7,288,687
• Change in Control w/ Termination Without Cause or With Good Reason	2,781,896	4,108,246	2,477,316	24,008	1,565,262	10,956,728
Wendy M. Cebula
• Termination Without Cause or With Good Reason	773,333	—	—	12,361	—	785,694
• Change in Control	420,000	365,397	3,044,346	—	—	3,829,743
• Change in Control w/ Termination Without Cause or With Good Reason	1,193,333	365,397	3,044,346	12,361	—	4,615,437
Michael Giannetto
• Termination Without Cause or With Good Reason	663,267	—	—	12,827	—	676,094
• Change in Control	330,000	195,595	2,488,191	—	—	3,013,786
• Change in Control w/ Termination Without Cause or With Good Reason	993,267	195,595	2,488,191	12,827	—	3,689,880
Janet F. Holian
• Termination Without Cause or With Good Reason	773,333	—	—	8,118	—	781,451
• Change in Control	420,000	365,397	3,044,346	—	—	3,829,743
• Change in Control w/ Termination Without Cause or With Good Reason	1,193,333	365,397	3,044,346	8,118	—	4,611,194

(1)	Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the retention agreements, and amounts in this column for Change in Control represent the acceleration of cash incentive awards. The amounts of the incentive awards included in these amounts were calculated based on the target amounts payable if Vistaprint had met its targets for the applicable periods. Cash incentive awards that the named executive officers earned as of June 30, 2010 irrespective of a termination without cause or change in control have been excluded.

(2)	Amounts in this column represent the value of share options upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

(3)	Amounts in this column represent the value of restricted share units upon the triggering event described in the first column, based on $47.49 per share, which was the closing price of our ordinary shares on June 30, 2010.

(4)	Amounts reported in this column represent the estimated cost of providing employment related benefits during the period the named executive officer is eligible to receive those benefits under the retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)	Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive.

Each named executive officer has signed a nondisclosure, invention assignment and non-competition and non-solicitation agreement providing for the protection of our confidential information and ownership of intellectual property developed by such executive officer and post-employment non-compete and non-solicitation provisions. We have also entered into indemnification agreements with our named executive officers that provide the executives with indemnification for actions they take in good faith as members of the Management Board.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to named executive officers other than himself. Other employees of Vistaprint also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

As of June 30, 2010, we encouraged, but did not require, the members of our Management Board (who are our named executive officers) and Supervisory Board to own our ordinary shares.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the chief financial officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Vistaprint. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Vistaprint and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Vistaprint’s compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee may deem it appropriate at times to forego qualified performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Vistaprint’s subsidiaries.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Supervisory Board

George M. Overholser, Chair
Louis R. Page
Peter Gyenes

SUMMARY COMPENSATION TABLES
(as of June 30, 2010)

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years by:

(i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended June 30, 2010;

(ii) all individuals serving as our principal financial officer or acting in a similar capacity during the fiscal year ended June 30, 2010; and

(iii) our other two executive officers as of June 30, 2010.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

					Non-Equity
			Share	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Robert S. Keane(3)	2010	403,906	1,869,544	2,335,590	827,476	38,986	(4)	5,475,502
President and Chief	2009	415,000	600,163	2,400,248	460,650	—		3,876,061
Executive Officer	2008	400,000	—	5,081,333	723,359	1,446	(5)	6,206,138
Michael Giannetto(6)	2010	325,000	707,918	176,882	422,875	7,350	(7)	1,640,025
Executive Vice President	2009	280,000	586,840	117,343	188,700	6,904		1,179,787
and Chief Financial
Officer
Wendy M. Cebula	2010	380,000	797,654	199,297	506,130	7,350	(7)	1,890,431
President, Vistaprint	2009	375,000	746,890	149,346	249,750	6,903		1,527,889
North America	2008	250,000	2,168,914	—	261,455	6,750		2,687,119
Janet F. Holian	2010	380,000	797,654	199,297	506,130	160,486	(8)	2,043,567
President, Vistaprint	2009	375,000	746,890	149,346	249,750	66,372		1,587,358
Europe	2008	250,000	2,168,914	—	261,455	6,750		2,687,119

(1)	The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the stock awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	The amounts reported in this column for fiscal 2010 represent the aggregate amounts earned for such fiscal year under each named executive officer’s fiscal 2010 annual cash incentive award and the fiscal 2010 component of each officer’s long-term cash incentive award. You can find more information on the amounts paid to each executive officer under each such award above in the Compensation Discussion and Analysis section of this proxy statement. The amounts reported in this column for fiscal 2008 and 2009 represent amounts earned under our Executive Officer Bonus Plans for each such fiscal year.

(3)	The amounts in this row under “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” were paid to Mr. Keane in whole or in part in Euros. For purposes of this table, we converted Mr. Keane’s payments from Euros to U.S. dollars at a currency exchange rate of 1.2217, based on the 30-day average currency exchange rate for June 1-30, 2010, which was the end of our most recent fiscal year.

(4)	This amount represents reimbursement for relocation expenses in connection with Mr. Keane’s move to our Paris, France office from our Lexington, Massachusetts office.

(5)	This amount represents our payment of health club membership fees.

(6)	Mr. Giannetto was appointed Executive Vice President and Chief Financial Officer (principal financial officer) during fiscal 2009, effective September 2, 2008.

(7)	These amounts represent our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

(8)	$153,136 of this amount represents reimbursements and payments for rent, telephone and other utilities, real estate agency fees, transportation, local Spanish taxes and tax gross up amounts in connection with Ms. Holian’s expatriate assignment to our Barcelona office, and $7,350 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan. We made the reimbursement payments in Euros and converted the amounts to U.S. dollars for this table based on the currency conversion rate in effect on the date of each payment.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2010

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2010.

								All Other	All Other
								Share	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
			Estimated Possible Payouts					of Shares	Securities	Price of	of Share
			Under Non-Equity Incentive Plan Awards					or Share	Underlying	Option	and Option
			Threshold	Target		Maximum		Units(3)	Options(4)	Awards	Awards
Name	Grant Date(1)		($)(2)	($)		($)		(#)	(#)	($/Sh)(5)	($)(6)

Robert S. Keane	05/06/2010							39,022	96,800	47.91	4,205,134
	09/30/2009	(7)	0	403,906	(8)	1,009,765	(9)
	09/30/2009		0	937,500	(10)	1,734,375	(11)
Michael Giannetto	05/06/2010							14,776	7,331	47.91	884,801
	09/30/2009		0	215,000	(8)	537,500	(9)
	09/30/2009		0	440,000	(10)	814,000	(11)
Wendy M. Cebula	05/06/2010							16,649	8,260	47.91	996,951
	09/30/2009		0	250,000	(8)	625,000	(9)
	09/30/2009		0	560,000	(10)	1,036,000	(11)
Janet F. Holian	05/06/2010							16,649	8,260	47.91	996,951
	09/30/2009		0	250,000	(8)	625,000	(9)
	09/30/2009		0	560,000	(10)	1,036,000	(11)

(1)	Although the non-equity incentive plan awards reflected in this table were formally granted on September 30, 2009, the Compensation Committee determined and approved the objective criteria against which performance is to be measured under the awards on August 6, 2009.

(2)	The amount reported in this column represent the amount that would have been payable under our named executive officers’ annual cash incentive and long-term cash incentive awards if we did not meet our minimum constant currency revenue and EPS targets.

(3)	The amounts reported in this column represent restricted share units granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after the date of grant and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(4)	The amounts reported in this column represent share options granted under our Amended and Restated 2005 Equity Incentive Plan that vest 25% one year after the date of grant and 6.25% per quarter thereafter.

(5)	The exercise price of our share options equals the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

(6)	The amounts reported in this column represent the grant date fair value for each share-based award computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(7)	The estimated amounts in this row would be payable to Mr. Keane in Euros. For purposes of this table, we converted Mr. Keane’s estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.2217, based on the 30-day average currency exchange rate for June 1-30, 2010, which was the end of our most recent fiscal year.

(8)	These amounts represent target annual cash incentives for our fiscal year ended June 30, 2010, which were based 50% on our achievement of constant currency revenue targets and 50% on our achievement of EPS targets for fiscal 2010. These amounts represent potential payments that our named executive officers would have been eligible to receive under their fiscal 2010 annual cash incentive awards if we had achieved 100% of both our revenue target and our EPS target for fiscal 2010. In fact, we achieved more than 100% of our targets for fiscal 2010, so our executive officers received payments in excess of these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2010 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(9)	These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2010. The payout under our annual cash incentives is capped at 250% of each executive officer’s target amount. In fact, based on our achievement of our targets for fiscal 2010, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2010 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(10)	These amounts represent target long-term cash incentives. Each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2010, 2011, 2012 and 2013 based on our achievement of EPS targets for each fiscal year. The EPS targets are expressed as dollar values in the low, medium and upper ranges. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the medium range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2010 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(11)	These amounts represent the maximum amounts payable under our named executive officers’ long-term cash incentives. These amounts represent potential aggregate payments that our executive officers would be eligible to receive over four years under their long-term performance awards if we were to achieve the upper range of our EPS targets in each of the four fiscal years covered by the awards. You can find more information on the amounts actually paid to our executive officers for fiscal 2010 under their long-term cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at June 30, 2010

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2010 for each of our named executive officers.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price(1)	Expiration	Vested(2)	Vested(3)
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)

Robert S. Keane	150,000	—	4.11	01/28/2014
	700,000	—	12.33	05/31/2015
	121,920	8,130	23.31	08/04/2016
	107,712	35,906	37.51	05/15/2017
	166,658	166,660	34.87	05/02/2018
	36,506	109,522	34.25	05/07/2019
	—	96,800	47.91	05/06/2020
					52,165	2,477,316
Michael Giannetto	2,500	—	32.00	03/09/2016
	1,055	1,794	23.31	08/04/2016
	13,400	5,800	33.47	08/06/2017
	1,784	5,355	34.25	05/07/2019
	—	7,331	47.91	05/06/2020
					52,394	2,488,191
Wendy M. Cebula	20,250	6,250	23.31	08/04/2016
	37,285	12,429	37.51	05/15/2017
	2,271	6,815	34.25	05/07/2019
	—	8,260	47.91	05/06/2020
					64,105	3,044,346
Janet F. Holian	—	6,250	23.31	08/04/2016
	6,214	12,429	37.51	05/15/2017
	2,271	6,815	34.25	05/07/2019
	—	8,260	47.91	05/06/2020
					64,105	3,044,346

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option one year after the date of grant and 6.25% per quarter thereafter. Each share option expires 10 years after the date on which it was granted.

(2)	So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, as to 25% of the shares subject to the unit one year after the date of grant and 6.25% per quarter thereafter.

(3)	The market value of the restricted shares units is determined by multiplying the number of restricted share units by $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2010

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2010 for each of our named executive officers.

	Option Awards		Share Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Robert S. Keane	—	—	4,380	207,043
Michael Giannetto	25,500	622,950	16,666	826,260
Wendy M. Cebula	79,500	2,619,637	21,001	1,041,004
Janet F. Holian	204,131	6,136,807	21,001	1,041,004

(1)	Represents the net amount realized from all option exercises during fiscal 2010. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on the NASDAQ Global Select Market on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on the NASDAQ Global Select Market on the date of vesting.

COMPENSATION OF SUPERVISORY BOARD MEMBERS
(as of June 30, 2010)

The following contains information with respect to the compensation earned by our supervisory directors in the fiscal year ended June 30, 2010:

	Fees
	Earned or
	Paid in	Share	Option
	Cash	Awards(1)	Awards(1)	Total
Name	($)	($)	($)	($)

John J. Gavin, Jr.	33,054	109,955	49,979	192,988
Peter Gyenes	33,750	109,955	49,979	193,684
George M. Overholser	29,250	109,955	49,979	189,184
Louis R. Page	36,750	109,955	49,979	196,684
Richard T. Riley	36,750	109,955	49,979	196,684
Mark T. Thomas	17,500	124,986	149,963	292,449

(1)	The value of the stock awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the date of grant.

Outstanding Equity Awards Held by Supervisory Directors at June 30, 2010

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2010 for each of our supervisory directors.

					Share Awards
					Number	Market
	Option Awards				of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price(1)	Expiration	Vested(1)	Vested(2)
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)

John J. Gavin, Jr.	12,018	—	24.32	08/21/2016
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Peter Gyenes	7,245	10,144	24.33	02/05/2019
	319	1,600	54.46	11/17/2019
					4,681	222,301
George M. Overholser	29,000	—	4.11	07/29/2014
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Louis R. Page	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Richard T. Riley	30,000	—	4.11	02/01/2015
	2,925	—	33.24	11/14/2016
	1,890	379	46.18	11/02/2017
	4,774	4,774	15.94	11/07/2018
	319	1,600	54.46	11/17/2019
					5,402	256,541
Mark T. Thomas	959	4,799	54.46	11/17/2019
					1,913	90,848

(1)	Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)	The market value of the restricted shares units is determined by multiplying the number of restricted share units by $47.49 per share, which was the closing price of our ordinary shares on the NASDAQ Global Select Market on June 30, 2010.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When we initially set our supervisory directors’ compensation, we considered the significant amount of time that supervisory directors expend in fulfilling their duties to Vistaprint, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group. Under Dutch law, we must receive shareholder approval to make any changes to the compensation of the Supervisory Board.

Fees

In fiscal 2010, each supervisory director received an annual cash retainer of $13,000, payable in quarterly installments, plus $3,000 for each regularly scheduled meeting of our Supervisory Board that the director physically attended and $10,000 annually for each committee on which the supervisory director served. Supervisory directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees.

Equity Grants

On the date of each annual general meeting, each supervisory director receives two equity grants: (i) a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 Non- Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $110,000, granted under our Amended and Restated 2005 Equity Incentive Plan.

Each newly appointed supervisory director receives two equity grants upon his or her initial appointment to the Supervisory Board: (i) a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended; and (ii) restricted share units having a fair value equal to $125,000, granted under our Amended and Restated 2005 Equity Incentive Plan.

The supervisory directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date. Each option expires upon the earlier of ten years from the date of grant or 90 days after the supervisory director ceases to serve as a director. The exercise price of the options granted under our 2005 Non-Employee Directors’ Share Option Plan, as amended, is the fair market value of our ordinary shares on the date of grant.

For the purposes of determining the number of share options and restricted share units to be granted at each annual general meeting or upon initial appointment, the fair value of each share option and restricted share unit is determined by the Supervisory Board using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal year 2010, we used the Black-Scholes model to determine fair market value of share options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. Gyenes, Overholser and Page served as members of our Compensation Committee. During fiscal 2010, no member of our Compensation Committee was an officer or employee of Vistaprint or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2010, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

Appendix A
VISTAPRINT N.V.
2011 EQUITY INCENTIVE PLAN
1. Purpose
     The purpose of this 2011 Equity Incentive Plan (the “Plan”) of Vistaprint N.V., a company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate individuals who are expected to make important contributions to the Company and by providing such individuals with equity ownership opportunities and performance-based incentives that are intended to better align the interests of the individuals with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Supervisory Board.
2. Eligibility
     All of the Company’s employees, officers and directors, including members of the Company’s Management Board and Supervisory Board, as well as consultants and advisors to the Company (as the terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), RSUs (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).
3. Administration and Delegation
     (a) Administration by Board. The Company’s Management Board and/or Supervisory Board, as may be permitted by applicable law in any particular instance (the “Board”), administers the Plan and has the authority to grant Awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems expedient, and it is the sole and final judge of such expediency. All decisions by the Board are made in the Board’s sole discretion and are final and binding on all persons having or claiming any interest in the Plan or in any Award.
     (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” mean the Board, a Committee or the officers referred to in Section 3(c), in the latter two cases to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
     (c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine. However, the Board shall fix the terms of such Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price is determined) and the maximum number of shares subject to such Awards that the officers may grant, and no officer is authorized to grant such Awards to any (1) “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (2) “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), or (3) member of the Company’s Management Board or Supervisory Board.
4. Ordinary Shares Available for Awards
     (a) Number of Shares; Share Counting.
          (1) Authorized Number of Ordinary Shares. Subject to adjustment under Section 9, the Company may make Awards under the Plan for up to a total of:
               (A) 6,300,000 ordinary shares, €0.01 par value per share, of the Company (the “Ordinary Shares”), plus
               (B) the number of Ordinary Shares subject to awards granted under the Company’s Amended and Restated 2005 Equity Incentive Plan that expire, terminate or are otherwise surrendered, canceled or forfeited.
The Company may grant Incentive Stock Options (as defined in Section 5(b)) under the Plan covering a maximum of 6,300,000 ordinary shares in the aggregate. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
          (2) Fungible Share Pool. Subject to adjustment under Section 9, any Award that is not a Full Value Award is counted against the share limits specified in Section 4(a)(1) as one Ordinary Share for each Ordinary Share subject to such Award, and any Award that is a Full Value Award is counted against the share limits specified in such Sections as 1.56 Ordinary Shares for each Ordinary Share subject to such Award. “Full Value Award” means any Restricted Share Award or Other Share-Based Award with a per share price or per unit purchase price lower than 100% of the Fair Market Value (as defined below) on the date of grant. To the extent that an Ordinary Share that was subject to an Award that counted as one Ordinary Share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve is credited with one Ordinary Share. To the extent that an Ordinary Share that was subject to an Award that counted as 1.56 Ordinary Shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve is credited with one 1.56 Ordinary Shares.

          (3) Share Counting. For purposes of counting the number of shares available under the share limits specified in Section 4(a)(1), the following provisions apply:
               (A) All Ordinary Shares covered by SARs are counted against the share limits specified in Section 4(a)(1), except that if the Company grants an SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, are so counted, and the expiration of one in connection with the other’s exercise does not restore shares to the Plan.
               (B) If any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Ordinary Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Ordinary Shares not being issued (including as a result of an SAR that was settleable either in cash or in shares actually being settled in cash), the unused Ordinary Shares covered by such Award are again available for the grant of Awards. However, in the case of Incentive Stock Options, the foregoing is subject to any limitations under the Code; in the case of the exercise of an SAR, the number of shares counted against the share limits specified in Section 4(a)(1) is the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise; and the shares covered by a Tandem SAR do not again become available for grant upon the expiration or termination of such Tandem SAR.
               (C) Ordinary Shares that a Participant delivers to the Company (whether by actual delivery, attestation or net exercise) to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) are not added back to the number of shares available for the future grant of Awards.
               (D) Ordinary Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award do not increase the number of shares available for future grant of Awards.
     (b) Per Participant Limit. Subject to adjustment under Section 9, the maximum number of Ordinary Shares with respect which to the Company may grant Awards to any Participant under the Plan is 1,000,000 per fiscal year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR is treated as a single Award. The Company shall construe and apply the per Participant limit described in this Section 4(b) consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).
     (c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof, on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute

Awards do not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code. For the avoidance of doubt, all Ordinary Shares underlying Awards granted under the Plan are counted on a one-for-one basis for purposes of the sublimit set forth in this section.
5. Share Options
     (a) General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and shall determine the number of Ordinary Shares covered by each Option, the exercise price of each Option and such conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.
     (b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) is subject to and construed consistently with the requirements of Section 422 of the Code and may be granted only to employees of Vistaprint N.V., any of the parent or subsidiary corporations of Vistaprint N.V. as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, in each case as of the date of grant of the Option. An Option that is not intended to be an Incentive Stock Option is designated a “Nonstatutory Share Option.” The Company has no liability to a Participant or any other party if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Share Option.
     (c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price may not be less than 100% of the fair market value per Ordinary Share as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted, unless the Board approves the grant of an Option with an exercise price to be determined on a future date, in which case the exercise price may not be less than 100% of the Fair Market Value on such future date.
     (d) Duration of Options. Each Option is exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, except that no Option may have a term in excess of 10 years.
     (e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. The Company shall deliver Ordinary Shares subject to the Option as soon as practicable after exercise.
     (f) Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan must be paid for as follows:
          (1) in cash or by check, payable to the order of the Company;

          (2) except as the applicable Option agreement may provide or the Board may approve in its sole discretion, by an arrangement that is acceptable to the Company with a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding;
          (3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, so long as (i) such method of payment is then permitted under applicable law, (ii) the Participant owned such Ordinary Shares, if acquired directly from the Company, for such minimum period of time, if any, as the Board may establish in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
          (4) to the extent provided for in the applicable Nonstatutory Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise.
          (5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or
          (6) by any combination of the above permitted forms of payment.
     (g) Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 9) (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of Ordinary Shares and having an exercise price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, other than pursuant to Section 9; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market (“NASDAQ”).
6. Share Appreciation Rights
     (a) General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined is the exercise date.

     (b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price may not be less than 100% of the Fair Market Value on the date the SAR is granted, unless the Board approves the grant of an SAR effective as of a future date, in which case the measurement price may not be less than 100% of the Fair Market Value on such future date.
     (c) Duration of SARs. Each SAR is exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement, except that no SAR may have a term in excess of 10 years.
     (d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
     (e) Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 9) (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of Ordinary Shares and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, other than pursuant to Section 9; or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ.
7. Restricted Shares; Restricted Share Units
     (a) General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient if conditions specified by the Board in the applicable Award are not satisfied before the end of the applicable restriction period(s) established by the Board for such Award. The Board may also grant Awards consisting of restricted share units entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such Award vests (“RSUs”) (Awards of Restricted Shares and RSUs are each referred to herein as a “Restricted Share Award”).
     (b) Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
     (c) Additional Provisions Relating to RSUs.
          (1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant is entitled to receive from the Company one Ordinary Share or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one Ordinary Share. The Board may, in its discretion, provide that settlement of RSUs be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.
          (2) Voting Rights. A Participant has no voting rights with respect to any RSUs.
          (3) Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Share (“Dividend Equivalents”). The Company may pay Dividend Equivalents currently or credit them to an account for the Participant, may settle Dividend Equivalents in cash and/or Ordinary Shares and may provide that the Dividend Equivalents are subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which they are paid, in each case to the extent provided in the Award agreement.
8. Other Share-Based Awards
     (a) General. The Company may grant to Participants hereunder other Awards of Ordinary Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property (“Other Share-Based-Awards”). Such Other Share-Based Awards are also available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. The Company may pay Other Share-Based Awards in Ordinary Shares or cash, as the Board determines.
     (b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.
9. Adjustments for Changes in Ordinary Shares and Certain Other Events
     (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, the Company shall equitably adjust (or make substituted Awards, if applicable) in the manner determined by the Board (i) the number and class of securities available under the Plan, (ii) the share counting rules, fungible share pool and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Share-Based Award. Without limiting the generality of the foregoing, if the Company effects a split of the Ordinary Shares by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend is entitled to receive, on the distribution date, the stock dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
     (b) Reorganization Events.
          (1) Definition. A “Reorganization Event” means (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Ordinary Shares of the Company are converted into or exchanged for the right to receive cash, securities or other property or are cancelled; (b) any transfer or disposition of all of the Ordinary Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction; or (c) any liquidation or dissolution of the Company.
          (2) Consequences of a Reorganization Event on Awards Other than Restricted Shares.
               (A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Shares on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that the acquiring or succeeding corporation (or an affiliate thereof) assume such Awards or substitute substantially equivalent awards; (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately before the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period after the date of such notice; (iii) provide that outstanding Awards become exercisable, realizable, or deliverable, or restrictions applicable to an Award lapse, in whole or in part before or upon such Reorganization Event; (iv) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each Ordinary Share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately before such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award; (v) provide that, in connection with a liquidation or dissolution of the Company, Awards convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board is not obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
               (B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding RSUs that are subject to Section 409A of the Code: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event,” then no assumption or substitution is permitted pursuant to Section 9(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code. If the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 9(b)(2)(A), then the unvested RSUs terminate immediately before the consummation of the Reorganization Event without any payment in exchange therefor.
               (C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Shares) is considered assumed if, after consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately before the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately before the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.
          (3) Consequences of a Reorganization Event on Restricted Shares. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Shares inure to the benefit of the Company’s successor and, unless the Board determines otherwise, apply to the cash, securities or other property which the Ordinary Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Shares; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding are automatically deemed terminated or satisfied.

10. General Provisions Applicable to Awards
     (a) Transferability of Awards. The person who is granted an Award may not sell, assign, transfer, pledge or otherwise encumber such Award, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option and Awards that are subject to Section 409A of the Code, pursuant to a qualified domestic relations order. During the life of the Participant, only the Participant may exercise such Award. Notwithstanding the immediately preceding two sentences, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant without consideration, subject to any limitations that the Board deems appropriate. The Company is not required to recognize any such permitted transfer until such time as such permitted transferee, as a condition to such transfer, delivers to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee is bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) is deemed to restrict a transfer to the Company.
     (b) Documentation. Each Award is evidenced in such form (written, electronic or otherwise) as the Board determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
     (c) Board Discretion. Except as otherwise provided by the Plan, the Company may make each Award alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. The Board may also use different methods to determine Fair Market Value depending on whether the Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award.
     (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant or the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary that a Participant designates, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
     (e) Withholding. The Participant must satisfy all applicable federal, state, local, social or other income and employment tax withholding obligations before the Company will deliver Ordinary Shares or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary, wages or other compensation or amounts owed to the Participant. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. However, except as otherwise provided by the Board, the total tax withholding where Ordinary Shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
     (f) Amendment of Award. Except as otherwise provided in the Plan, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Share Option. The Participant’s consent to such action is required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.
     (g) Conditions on Delivery of Shares. The Company is not obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company; (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
     (h) Acceleration. The Board may at any time provide that any Award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.
     (i) 162(m) Performance Awards.
          (1) Grants. The Company may make Restricted Share Awards and Other Share-Based Awards under the Plan that are subject to the achievement of performance goals pursuant to this Section 10(i) and that are intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”). Such Awards are referred to as “162(m) Performance Awards.”
          (2) Committee. Only a Committee (or a subcommittee of a Committee) comprising solely two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m) may make grants of 162(m) Performance Awards to any Covered Employee (as defined below) that are intended to qualify as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the Board or to a Committee are treated as referring to such Committee

(or subcommittee). “Covered Employee” means any person who is, or who the Committee in its discretion determines may be, a “covered employee” under Section 162(m)(3) of the Code.
          (3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout is subject to the achievement of one or more objective performance measures established by the Committee that are based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to United States generally accepted accounting principles or on a non-US GAAP basis, as determined by the Committee:
•	increase in shareowner value;

•	earnings per share;

•	revenue;

•	revenue less cost of revenue;

•	gross profit;

•	operating expenses;

•	net income;

•	return on assets;

•	return on shareowners’ equity;

•	increase in cash flow;

•	operating profit;

•	revenue growth;

•	return on capital;

•	return on invested capital;

•	earnings before interest, taxes, depreciation and amortization;

•	operating income;

•	pre-tax operating income.
          Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria, may be determined on a per-Ordinary Share basis and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures are adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures (a) may vary by Participant and may be different for different Awards; (b) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (c) shall be set by the Committee within the time period prescribed by, and otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4) Adjustments. Notwithstanding any provision of the Plan, with respect to any 162(m) Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.
          (5) Other. The Committee has the power to impose such other restrictions on 162(m) Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.
11. Miscellaneous
     (a) No Right To Employment or Other Status. No person has any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award may not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
     (b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary has any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.
     (c) Effective Date and Term of Plan. The Plan becomes effective on the date the Plan is approved by the Company’s shareholders. The Company shall not grant any Awards under the Plan after the expiration of 10 years from the date of shareholder approval, but Awards previously granted may extend beyond that date.
     (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, except that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment may become exercisable, realizable or vested, as applicable to such Award, until the Company’s shareholders approve such amendment in the manner required by Section 162(m); (ii) no amendment that would require shareholder approval under the rules of the NASDAQ may be made effective until the Company’s shareholders approve such amendment; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require shareholder approval of “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan is effective until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) applies to, and is binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, so long as the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.
     (e) Authorization of Sub-Plans (including for grants to non-U.S. employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board may establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board are deemed to be part of the Plan, but each supplement applies only to Participants within the affected jurisdiction and the Company is not required to provide copies of any supplement to Participants in any jurisdiction that is not the subject of such supplement.
     (f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit will not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The Company shall pay to the Participant in a lump sum on such New Payment Date the aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date, and the Company shall make any remaining payments on their original schedule.
The Company makes no representations or warranty and has no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.
     (g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company is liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor is any such individual personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company shall indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
     (h) Governing Law. The provisions of the Plan and all Awards made hereunder are governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles.

          VISTAPRINT N.V.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X
Extraordinary General Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Supervisory Board and Management Board recommend that you vote FOR proposals 1-5.

	For	Against	Abstain	+
1. Approve the 2011 Equity Incentive Plan.	☐	☐	☐

2. To vote FOR or WITHHOLD vote for Katryn Blake:	For	Withhold	For Other Nominee (to vote for another nominee, write the nominee’s name below)

For the first open position, the Supervisory Board has nominated Katryn Blake and Donald Nelson to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Ms. Blake for this position.
	☐	☐
3. To vote FOR or WITHHOLD vote for Donald Nelson:	For	Withhold	For Other Nominee (to vote for another nominee, write the nominee’s name below)

For the second open position, the Supervisory Board has nominated Donald Nelson and Nicholas Ruotolo to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Nelson for this position.
	☐	☐
4. To vote FOR or WITHHOLD vote for Nicholas Ruotolo:	For	Withhold	For Other Nominee (to vote for another nominee, write the nominee’s name below)

For the third open position, the Supervisory Board has nominated Nicholas Ruotolo and Ernst Teunissen to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Ruotolo for this position.
	☐	☐
5. To vote FOR or WITHHOLD vote for Ernst Teunissen:	For	Withhold	For Other Nominee (to vote for another nominee, write the nominee’s name below)

For the fourth open position, the Supervisory Board has nominated Ernst Teunissen and Wendy Cebula to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2015. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Teunissen for this position.
	☐	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

■	+

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VISTAPRINT N.V.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS – JUNE 30, 2011
The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Kathryn Leach, and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Vistaprint N.V. (the “Company”) that the undersigned would be entitled to vote if personally present at the Extraordinary General Meeting of Shareholders of the Company on Thursday, June 30, 2011, at the offices of Stibbe, Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands commencing at 5:30 p.m. (Central European Time) and any adjournments thereof.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
ATTENDANCE OF THE UNDERSIGNED AT THE EXTRAORDINARY GENERAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE, OR VOTES IN PERSON AT THE MEETING.
 B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Extraordinary General Meeting.	☐
 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+